Exhibit 10.13

EXECUTIVE AGREEMENT

This Amended and Restated Executive Agreement (this “Agreement”) is dated as of August 5, 2011, by and between Aspen Aerogels, Inc., a Delaware corporation (the “Company”) and Kevin Schmidt (the “Executive”).

Recitals:

A. The Company and the Executive previously entered into an employment agreement dated as of March 17, 2010.

B. The Company and the Executive desire to amend and restate that agreement in the form of this Agreement to provide for the terms and conditions of the Executive’s employment with the Company.

Agreement:

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings.

“Board” means the Company’s board of directors.

“Cause” means: (i) willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company; (ii) deliberate disregard of the lawful rules or policies of the Company, or breach of an employment or other agreement with the Company, which results in direct or indirect loss, damage or injury to the Company; (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; or (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company. For purposes hereof, whether or not the Executive has committed an act or omission of the type referred to in subparagraphs (i) through (iv) above will be determined by the Company in its reasonable, good faith discretion, based upon the facts known to the Company at the relevant time. Any termination by the Company of the Executive’s employment with the Company that does not meet the criteria set forth in this definition (determined as set forth in the immediately preceding sentence) shall be deemed to be without Cause for purposes of this Agreement.

“Change of Control” means any of the following: (i) any Person or Group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) (other than a Person or Group which was a shareholder of the Company on March 17, 2010) is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of capital stock of the Company entitling such Person or Group to control 50% or more of the total voting power of the capital stock of the Company entitled to vote generally in the election of directors, where any voting capital stock of which such Person or Group is the beneficial owner that are not then outstanding are deemed outstanding for purposes of calculating such percentage; other than in connection with the Company’s issuance of its capital stock in a bona-fide financing transaction the proceeds of which are to be utilized by the Company for its general corporate purposes or (ii) any sale or transfer of all or substantially all of the assets of the Company to another Person.

“Good Reason” means: (i) any material breach by the Company of this Agreement that is not cured by the Company within thirty (30) days after written notice specifying in reasonable detail the nature of such material breach is provided to the Company by the Executive; (ii) the demotion of the Executive such that the Executive no longer serves in the position specified in Section 2(a)(i) below or a material reduction in the Executive’s current duties and authority in the position specified in Section 2(a)(i) below, in each case, without his consent; (iii) the written demand by the Company for the Executive to relocate or commute more than 40 miles from Northborough, Massachusetts without his consent; or (iv) any reduction by the Company in the Executive’s Base Salary without his consent. For purposes hereof, whether or not the Executive has Good Reason to terminate his employment by the Company pursuant to subparagraphs (i) through (iv) above will be determined by the Company in its reasonable, good faith discretion, based upon the facts known to the Company at the relevant time. Any termination by the Executive of his employment with the Company that does not meet the criteria set forth in this definition (determined as set forth in the immediately preceding sentence) shall be deemed to be without Good Reason for purposes of this Agreement.

“Permanent Disability” means the Executive is unable to perform, by reason of physical or mental incapacity, his then duties or obligations to the Company, for a total period of one hundred eighty (180) days in any three hundred sixty (360) day period.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including a governmental entity or any department, agency or political subdivision thereof.

“Related Agreement” means any confidentiality, non-competition, intellectual property assignment or similar agreement by and between the Executive and the Company, whether entered into on or prior to the date of the Agreement or entered into subsequent to the date of the Agreement.

2. Employment. The Company agrees to employ the Executive, and the Executive hereby accepts employment with the Company consistent with the Executive’s position and duties, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 2(c) (the “Employment Period”).

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Vice President, Operations of the Company and shall have the duties, responsibilities and authority consistent with such position that are designated by the President, subject to the direction and supervision of the President.

(ii) The Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Notwithstanding the foregoing, the Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not interfere or compete with the performance of the Executive’s duties under this Agreement to any one or more of the following activities: (i) engaging in charitable activities, including serving on the boards of directors of charitable organizations or (ii) serving on the board of directors of any other company with the prior written approval of the Company.

(b) Salary and Benefits.

(i) During the Employment Period, the Executive’s base salary shall be $265,300 per year (such annual salary, as it may be adjusted upward by the Board or a committee thereof in its discretion, being referred to as the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices, shall be subject to customary withholding and may be increased (but not decreased) at the discretion of the Board or a committee thereof.

(ii) In addition to the Base Salary, Executive shall be eligible to receive an annual cash incentive bonus payment (each, a “Performance Bonus”) in an amount, if any, to be determined by the Company’s Board or a committee thereof.

(iii) The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. The Executive shall comply with such reasonable limitations and reporting requirements with respect to expenses as may be established by the Company from time to time.

(iv) In addition, the Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program now or established later by the Company on the same basis as similarly situated senior executives of the Company. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs, in accordance with program provisions. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives of the Company as long as such amendment or termination is applicable to all salaried employees or senior executives, as the case may be, so long as such plans or programs are replaced with plans no less favorable, in the aggregate, than existing plans.

(c) Employment at Will. The Executive and the Company understand and agree that the Executive is an employee at will, and that the Executive may resign, or the Company may terminate the Executive’s employment, at any time and for any or for no reason. Nothing in this Agreement shall be construed to alter the at-will nature of the Executive’s employment, nor shall anything in this Agreement be construed as providing the Executive with a definite term of employment.

(d) Severance. If the Executive’s employment with the Company is terminated (i) by the Company without Cause; or (ii) by the Executive for Good Reason within thirty (30) days after the occurrence of an event constituting Good Reason (including the expiration of any applicable cure periods), the Executive shall be entitled to receive an amount equal to the Executive’s Base Salary (prior to any reduction) for three (3) months following the date of such termination, be entitled to continued participation on substantially similar terms in all employee benefit plans and programs to which he was entitled to participate in as of the date of such termination for three (3) months following the date of such termination, and shall be entitled to receive any accrued but unpaid bonuses or commissions then owed or fully earned by the Executive in accordance with Section 2(b)(ii) above (collectively, the “Severance Amount”). All amounts payable to the Executive pursuant to this provision shall be payable in regular installments in accordance with the Company’s regular payroll practices and subject to customary withholding. The Executive hereby agrees that no severance compensation shall be payable upon termination of the Executive’s employment with the Company (i) by the Company with Cause; (ii) by the Executive without Good Reason; or (iii) as a result of the Executive’s death or Permanent Disability, and the Executive hereby waives any claim for severance compensation except as set forth in this Section 2(d).

(e) Termination or Reduction of Severance. If at any time after termination of employment hereunder the Executive breaches any of the provisions set forth in any Related Agreement, and if the Executive fails to cure each such breach, in all material respects, within thirty (30) days after the Company has given to the Executive written notice of such breach, the Company shall no longer be obligated to make any payments of the Severance Amount pursuant to Section 2(d) above.

(f) Change of Control. In addition to the provisions of Section 2(d), if a “Change of Control” occurs and the Executive does not receive an offer to remain employed by the Company in the position specified in Section 2(a)(i) above (or equivalent position) at a comparable rate of compensation, bonus, benefits and other material terms (including severance and termination provisions) as contained herein for at least two years, and the Executive is terminated without Cause or resigns for any reason within the two year period following the Change of Control event, the Executive shall be entitled upon his termination of employment to receive the Severance Amount payable in accordance with the provisions of Section 2(d).

(g) Options. Reference is hereby made to that certain Incentive Stock Option Agreement dated November 11, 2009 by and between the Company and the Executive (the “Option Agreement”) pursuant to which the Executive was granted an option to purchase certain shares of the Company’s common stock (the “Option Shares”). This paragraph shall be deemed by each of the Company and the Executive to be a corrective amendment to the Option Agreement to reflect the approved terms as of the date of grant and shall supplement and supercede any contrary terms therein. In addition, in the event that the Executive should after March 17, 2010 receive any additional grants of stock options or restricted stock awards, this paragraph shall be deemed by each of the Company and the Executive to be an amendment to the agreement or agreements pursuant to which any such stock options or restricted stock awards may be granted and shall supplement and supercede any contrary terms therein (and any reference to “Option Agreement” or “Option Shares” below shall be deemed to include any such later granted stock options or restricted stock awards). Upon the (i) consummation of a Change of Control transaction, unless the Executive receives an offer to remain employed by the Company in the position specified in Section 2(a)(i) above (or equivalent position) at a comparable rate of compensation, bonus, benefits and other material terms as contained herein for at least two years following the Change of Control event; or (ii) termination of the Executive’s employment with the Company without Cause or by the Executive for Good Reason at any time during the two (2) year period following the consummation of a Change of Control transaction, any and all then unvested Option Shares shall thereupon immediately vest and become immediately exercisable. In addition, if upon a merger, consolidation or sale of all or substantially all of the Company’s assets (a “Corporate Transaction”) the Option Shares do not continue in the form of equity in the successor or acquiring entity such that vesting may continue to accrue after the Corporate Transaction then immediately prior to such Corporate Transaction all then unvested Option Shares shall thereupon immediately vest and become immediately exercisable. Upon a termination of the Executive’s employment with the Company without Cause or by the Executive for Good Reason at any time after March 17, 2011, a number of unvested Option Shares as would have vested in the three (3) months following such termination of employment (and assuming for this purpose only) had Executive continued to be employed by the Company, shall thereupon immediately vest and become immediately exercisable. Notwithstanding anything to the contrary contained in any Option Agreement, Executive’s option to purchase vested Option Shares shall be exercisable for the entire ten (10) year term of the option in accordance with Section 4 of the Option Agreement. For the avoidance of doubt, the 90 day post-termination of employment exercise period shall not be applicable to the exercise of the Option Shares as provided above.

(h) Parachute Payments. If Independent Tax Counsel (as that term is defined below) determines that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Company or any of its subsidiaries or other affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 2(h), then no such reduction shall be made. The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required deduction in total Parachute Payments with the least reduction in economic value to the Executive of such payments. The determination of the Independent Tax Counsel under this Section 2(h) shall be final and binding on all parties hereto. For purposes of this Section 2(h), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Board, and whose fees and disbursements shall be paid by the Company.

(i) Severance and Release. The Executive’s right to receive payment of the Severance Amount shall be contingent upon the Executive’s execution and non-revocation (other than in the case of Executive’s death) within forty-five (45) days of his date of termination of a general release reasonably satisfactory to the Company releasing the Company, its officers, agents, stockholders, and affiliates from any liability for any matter other than for payments under this Agreement and contractual obligations under other written agreements which form shall be provided to the Executive on or prior to his date of termination (the “Release”). The Company hereby agrees that upon the lapse of the period for revocation, if the Executive has not exercised his revocation right, the Company will execute a counterpart of the Release and deliver it to Executive forthwith. The payment of the Severance Amount shall commence within the sixty (60) day period following the Executive’s date of termination; provided that if a new calendar year commences during this period, the payments shall commence no earlier than January 2 of such new calendar year. The first payment after execution of the Release shall include all amounts that would have been paid following the date of termination had the Release been effective immediately following the date of termination but which were not yet paid.

3. Representations and Warranties of the Executive. Executive hereby represents and warrants to the Company that:

(a) The Executive:

(i) has not been convicted within the last five (5) years of any felony or misdemeanor in connection with the offer, purchase, or sale of any security or any felony involving fraud or deceit, including, but not limited to, forgery, embezzlement, obtaining money under false pretenses, larceny, or conspiracy to defraud;

(ii) is not currently subject to any state administrative enforcement order or judgment entered by a state securities administrator within the last five (5) years and is not subject to any state’s administrative enforcement order or judgment in which fraud or deceit (including, but not limited to, making untrue statements of material facts and omitting to state material facts) was found in which the order or judgment was entered within the last five (5) years; and

(iii) is a citizen of the United States of America and resident of the Commonwealth of Massachusetts.

(b) This Agreement constitutes the legal, valid and binding obligations of the Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Executive that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry out the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the charter or bylaws of the Company, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is subject.

5. Related Agreement. The Executive hereby reaffirms, confirms and approves each Related Agreement as a binding obligation of the Executive, enforceable in accordance with its terms. The Executive acknowledges and agrees that any Base Salary and/or Performance Bonus paid to the Executive pursuant to this Agreement shall serve as additional consideration for the Executive’s obligations under each Related Agreement.

6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient with a confirmation of receipt and accompanied by a certified or registered mailing. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Aspen Aerogels, Inc.

30 Forbes Road

Northborough, MA 01532

Telephone: (508) 691-1111

Facsimile: (508) 691-1200

Attention: President and CEO

with copies (which shall not constitute notice) to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Telephone: (617) 239-0100

Facsimile: (617) 227-4420

Attention: Christopher W. Nelson

To the Executive:

Address specified on signature page

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

7. Miscellaneous.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Complete Agreement. This Agreement and the agreements referred to herein (including, without limitation, each Related Agreement) embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof.

(c) Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(d) Counterparts; Facsimile Transmission. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile transmission.

(e) Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale. The Executive may not assign or delegate to any third person the Executive’s obligations under this Agreement. The rights and benefits of the Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

(f) Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Massachusetts.

(g) Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive.

(i) Certain Expenses. The Company agrees to pay, as incurred, to the fullest extent permitted by law, or indemnify the Executive if such payment is not legally permitted, for all legal fees and expenses that the Executive may in good faith incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement; provided, however, that the Executive shall reimburse the Company for all such payments made by the Company in connection with a contest by the Company if a court of competent jurisdiction or an arbitrator shall find that the Executive did not act in good faith in connection with such contest.

(j) Compliance with Code Section 409A. To the extent that any payment under this Agreement constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination ,” “termination of employment” or like terms shall mean “separation from service,” (ii) the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments, and (iii) if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 7(j) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(k) Survival. The provisions of Sections 1, 2 and 5 through 7 of this Agreement shall survive any termination of this Agreement in accordance with the terms of such sections.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY: ASPEN AEROGELS, INC.

By:	/s/ John F. Fairbanks
Name: John F. Fairbanks
Title: Chief Financial Officer

THE EXECUTIVE:

/s/ Kevin Schmidt
Kevin Schmidt
21 Kimball Road Hopkinton, MA 01748 Telephone: (508) 625-1350